Exhibit 4.4

EXECUTION COPY

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of September 28, 2005, by and among Harrah’s Operating Company, Inc., a Delaware corporation (the “Company”), Harrah’s Entertainment, Inc., a Delaware corporation (the “Guarantor”), and U.S. Bank National Association, a national banking association (the “Trustee”).

W I T N E S S E T H:

WHEREAS, reference is made to the Indenture, dated as of May 27, 2005, among the Company, the Guarantor and the Trustee (the “Initial Indenture”) as supplemented and amended by a First Supplemental Indenture dated as of August 19, 2005 among the Company, the Guarantor and the Trustee (the “First Supplemental Indenture”).  The Initial Indenture, as supplemented by the First Supplemental Indenture shall be referred to herein as the “Original Indenture.”

WHEREAS, the Original Indenture, pursuant to Section 2.18, provides for the issuance from time to time by the Company of Additional Notes, including the Guaranty of the Guarantor, on the terms and conditions identical to those of the Initial Notes, which Additional Notes shall increase the aggregate principal amount of, and shall form a single series with, the Initial Notes;

WHEREAS, the Company and the Guarantor desire by this Second Supplemental Indenture to issue Securities under the Original Indenture that shall form a single series with the Initial Notes, limited in aggregate principal amount as specified in this Second Supplemental Indenture, and the terms and provisions of which are to be as specified in this Second Supplemental Indenture;

WHEREAS, the execution and delivery of this Second Supplemental Indenture has been duly authorized by the parties hereto, and all other acts necessary to make this Second Supplemental Indenture a valid and binding supplement to the Original Indenture effectively amending the Original Indenture as set forth herein have been duly taken.

NOW, THEREFORE, in consideration of the foregoing and the purchase and acceptance of the First Additional Notes (as defined below) by the Holders thereof and for the purpose of setting forth, as provided in the Original Indenture, the form of the First Additional Notes and the terms, provisions and conditions thereof, the Company and the Guarantor covenant and agree with the Trustee as follows:

1.                                      Definitions

(a)                                  Provisions of the Original Indenture. Except insofar as herein otherwise expressly provided, all the definitions, provisions, terms and conditions of the Original Indenture shall remain in full force and effect.  The Original Indenture is in all respects ratified and confirmed, and the Original Indenture as supplemented and amended by this Second Supplemental Indenture shall be read, taken and considered as one and the same instrument for all purposes.  Upon and after the execution of this Second Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof” or words of like import referring to the Indenture shall mean and be a reference to the Indenture as modified hereby.

(b)                                  Definitions. For all purposes of this Second Supplemental Indenture and the First Additional Notes, except as otherwise expressly provided or unless the subject matter or context otherwise requires:

(i)                                    any reference to an “Article” or a “Section” or a “Clause” refers to an Article or Section or Clause, as the case may be, of this Second Supplemental Indenture;

(ii)                                the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Article, Section, Clause or other subdivision;

(iii)                            Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.  Unless the context otherwise requires, all references to the Indenture shall mean the Indenture as supplemental hereby;

(iv)                               the term “Indenture” shall mean the Original Indenture as supplemented and amended by this Second Supplemental Indenture; and

(v)                                   the following terms have the meanings given to them in this Clause 1(b)(v):

“Additional Purchase Agreement” means the Additional Purchase Agreement, dated September 21, 2005, among the Company, the Guarantor and the Initial Purchasers.

“First Additional Notes” means the $250,000,000 aggregate principal amount of Notes authorized by this Second Supplemental Indenture to the Original Indenture.

“Initial Notes” means the first $750,000,000 aggregate principal amount of Notes issued pursuant to the Original Indenture.

“Initial Purchasers” shall have the meaning set forth in the Additional Purchase Agreement.

2.                                      General Terms and Conditions of the Notes

(a)                                  Designation and Principal Amount. Pursuant to Section 2.18 of the Original Indenture, the aggregate principal amount of the Notes, is hereby increased by the aggregate principal amount of the First Additional Notes to a total of U.S.$1,000,000,000.  The First Additional Notes and the Initial Notes shall form a single series for all purposes under the Original Indenture as supplemented by this

Second Supplemental Indenture, including without limitation for purposes of waivers, amendments, redemptions, offers to purchase and acceleration.

(b)                                  Forms Generally. Upon their original issuance, the First Additional Notes offered and sold pursuant to the Additional Purchase Agreement to Qualified Institutional Buyers in accordance with Rule 144A shall be issued in the form of one or more Restricted Global Notes.  Such Restricted Global Notes shall be registered in the name of the Depositary, or its nominee, deposited with the Trustee, at its Corporate Trust Office, as custodian for the Depositary, duly executed by the Company, and by the Guarantor, in the case of the Guaranty endorsed thereon, and authenticated by the Trustee.

Upon their original issuance, the First Additional Notes offered and sold pursuant to the Additional Purchase Agreement in reliance on Regulation S shall initially be issued in the form of one or more Regulation S Global Notes.  Such Regulation S Global Notes shall be registered in the name of the Depositary, or its nominee, deposited with the Trustee, at its Corporate Trustee Office, as custodian for the Depositary, duly executed by the Company, and by the Guarantor, in the case of the Guaranty endorsed thereon, and authenticated by the Trustee.

(c)                                  Guarantee. The First Additional Notes will be guaranteed by the Guarantor in accordance with the terms and conditions set forth in Article 12 of the Indenture.

The Guarantor hereby irrevocably and unconditionally guarantees the full and punctual payment of the First Additional Notes, and agrees to comply with all terms and conditions set forth in the Indenture.

(d)                                  Paying Agent and Registrar. The Paying Agent and Registrar will act as paying agent and registrar in connection with the First Additional Notes in accordance with the terms and conditions set forth in the Indenture.

Each of the Paying Agent and Registrar hereby accept its appointment, and agrees to comply with all terms and conditions set forth in the Indenture with respect to the First Additional Notes, as well as to take all such actions as may be incidental thereto.

3.                                      Miscellaneous Provisions

(a)                                  Separability of Invalid Provisions. In case any one or more of the provisions contained in this Second Supplemental Indenture should be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions contained in this Second Supplemental Indenture, and to the extent and only to the extent that any such provision is invalid, illegal or unenforceable, this Second Supplemental Indenture shall be construed as if such provision had never been contained herein.

(b)                                  New York Law To Govern.  This Second Supplemental Indenture shall be governed by the laws of the State of New York without regard to the conflict of law principles that would result in the application of any law other than the law of the State of New York.

(c)                                  Counterparts.  The parties may sign any number of copies of this Second Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

(d)                                  Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

HARRAH’S OPERATING COMPANY, INC.

By:	/s/ Jonathan S. Halkyard
	Name:	Jonathan S. Halkyard
	Title:	Senior Vice President and Treasurer

HARRAH’S ENTERTAINMENT, INC.

By:	/s/ Jonathan S. Halkyard
	Name:	Jonathan S. Halkyard
	Title:	Senior Vice President and Treasurer

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Raymond S. Haverstock
	Name:	Raymond S. Haverstock
	Title:	Vice President